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                                                           EXHIBIT 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Amendment No. 1 to Form S-3) and related Prospectus of R&B Falcon Corporation for the registration of 10.5 million shares of Common Stock and .3 million Common Stock Purchase Warrants of our report dated February 13, 1998, with respect to the consolidated financial statements of Cliffs Drilling Company included in its Annual Report (Form 10-K) for the year ended December 31, 1997 and incorporated by reference in the R&B Falcon Corporation Current Report on Form 8-K/A Amendment No. 1 dated January 20, 1999, both filed with the Securities and Exchange Commission.



ERNST & YOUNG LLP

Houston, Texas
November 19, 1999